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                                                                      Exhibit 99

              SCOTT PAPER SIGNS LETTER OF INTENT FOR $350 MILLION
                             ENERGY FACILITY SALE

         PLANS TO DIVEST ADDITIONAL NONSTRATEGIC ASSETS FOR $1 BILLION


PHILADELPHIA, Pa., October 24, 1994 -- Scott Paper Company today announced that it has signed a letter of intent to sell its Mobile, Ala. energy and recovery complex for $350 million to a wholly owned subsidiary of The Southern Company. The transaction, pending regulatory approvals, is expected to close by December.

The Company also confirmed that it is accelerating its drive to divest additional nonstrategic assets and is currently exploring a number of asset sales.

Today's announcements follow Scott's earlier announcement of the sale of S.D. Warren, its printing and publishing papers subsidiary, for $1.6 billion to a global investment group headed by Sappi Ltd. of Johannesburg, South Africa.

The combined proceeds of these divestitures are expected to approximate $3 billion.

"Scott is on a fast track toward repositioning itself as a consumer products company," said Albert J. Dunlap, Scott chairman and chief executive officer. "This marks the completion of another key phase of my plans for Scott. We have now looked at all of our assets to determine what fits with our future. The Mobile energy complex is one of a number of assets where we can free up capital to invest in our core business."

In addition to the Mobile energy and recovery complex sale, these assets include Scott's energy complex in Chester, Pa., its global pulp operations, approximately 1.5 million acres of timberland, and real estate, including its corporate headquarters buildings. Scott businesses being considered for divestiture include its U.S. and U.K. foodservice businesses as well as certain other noncore businesses.

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"The sale of these assets will reduce our capital intensity, allow us to redeploy the proceeds to strengthen our balance sheet bY reducing debt and help build the foundation to transition Scott to a global consumer products company," Dunlap said. "The repurchase of Company stock is also under consideration."

Dunlap added, "It is interesting to note that several key Wall Street observers, in anticipating our actions, have already commented favorably about the implications for Scott and our shareholders."

Under the terms of the proposed transaction at Mobile, The Southern Company subsidiary will provide energy services at market-based prices to Scott Paper's tissue and pulp mills as well as the S.D. Warren mill, located at the Mobile site.

"We are pleased to enter into this long-term relationship with one of our major customers -- a relationship that will help Scott meet its energy needs and further Southern Electric International's global strategy," Southern Company President A.W. Dahlberg said.

The energy assets include three turbine generators, three power boilers, two recovery boilers, certain electrical distribution equipment, control equipment and related facilities. These assets have a generating capacity of 105 megawatts and generate steam at a rate of 2 million lbs./hour.

Southern Electric International, Inc. (SEI), another wholly owned subsidiary of The Southern Company, will operate the energy and recovery complex. SEI will assume employment of the approximately 120 Scott employees who currently work at the facility.

Southern is the holding company for regulated utilities in Alabama, Georgia, Mississippi and Florida.

Salomon Brothers has served as the lead financial advisor to Scott on its global asset dispositions.

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